TWELFTH AMENDMENT TO LEASE AND ACKNOWLEDGMENT TO STANDARD LEASE AGREEMENT (OFFICE)

Gold Pointe Corporate Center, 11919 Foundation Place, Gold River, CA 95670

This Twelfth Amendment to Standard Lease Agreement (Office) (“Twelfth Amendment”) is entered into this 28th day of August, 2020, by and between Carlsen Investments, LLC, a California limited liability company as successor in interest to Gold Pointe E, LLC, a California limited liability company (“Landlord”) and eHealth Insurance Services, Inc., a Delaware corporation (“Tenant”).

R E C I T A L S:

WHEREAS, Tenant and Landlord’s predecessor in interest entered into that certain Lease and Acknowledgment to Standard Lease Agreement dated June 10, 2004 (the “Original Lease”) for the premises located at 11919 Foundation Place, Gold River, California (the “Building”) as more particularly described in the Lease (the “Premises”). The Original Lease as amended is referred to herein as the “Lease”. Landlord’s predecessor in interest assigned its interest in the Lease to Landlord.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.Parking. Section 5 of that certain Eleventh Amendment to Standard Lease Agreement, dated January 1, 2020 (the “Eleventh Amendment”) is hereby amended to provide that the parking to be provided under the Lease to Tenant at no charge shall be 256 spaces at the Building (“Base Parking”) with an additional 96 spaces (“Extra Spaces”) at the Tributary Point Site at no charge. The total parking effective July 27, 2020 shall be 352 spaces at no charge to the Tenant.

2.Tenant Improvement Allowance.

Section 6 of the Eleventh Amendment requires Landlord to provide an allowance of             $800,000.00 (“Allowance”) to Tenant in connection with the design and construction of certain improvements to the Premises. Section 6 also allows the Tenant to elect to apply all or any portion of the Allowance to the Base Rent. Tenant hereby elects to apply the entire Allowance to future Base Rent obligations due under the Lease beginning with the Base Rent payment due on October 1, 2020 and thereafter as follows (such credit being sometimes referred to herein as the “Total Base Rent Credit”):

Base Rent due October 1, 2020	$137,157.00
Base Rent due November 1, 2020	$137,157.00
Base Rent due December 1, 2020	$137,157.00
Base Rent due January 1, 2021	$140,317.00
Base Rent due February 1, 2021	$140,317.00
Base Rent due March 1, 2021	$107,895.00
Total Credit	$800,000.00

Tenant will be responsible for payment of the balance of the Base Rent in the sum of $32,422.00 due under the terms of the Lease for the payment due on March 1, 2021, and, will then continue to pay the total Rent due under the terms of the Lease from and after April 1, 2021. In addition, Tenant will be obligated to pay any other Additional Rent or other payments due under the terms of the Lease over and above the Base Rent during the period that the Allowance is being credited to the Base Rent.

In return Landlord, including its successors and assigns, will no longer be obligated to perform the improvements for Tenant contemplated under Section 6 of the Eleventh Amendment. Notwithstanding the foregoing, if Tenant elects to perform improvements to the Premises, then (i) the provisions of Section 10(a) of the Lease will apply to the design, permitting, and construction of such improvements, however, notwithstanding anything to the contrary in the Lease, Tenant shall not be required to remove such improvements at the expiration or earlier termination of the Lease and (ii) Landlord shall continue to be obligated to reimburse Tenant for any of the following costs incurred by Tenant in connection with the performance of such improvements: (a) costs attributable to improvements installed outside the walls of the Building, unless such improvements are specifically requested and designed by Tenant (as opposed to costs to correct existing violations of law or upgrades triggered by Tenant’s improvements and imposed by the applicable governmental authority, which shall be Landlord’s responsibility); (b) costs incurred due to the presence of hazardous materials in the Premises or the surrounding area; and (c) costs to bring the Premises and areas exterior to the Building into compliance with applicable laws and restrictions, including, without limitation, the Americans with Disabilities Act and environmental laws, unless such improvements are specifically requested and designed by Tenant (as opposed to costs to correct existing violations of law or upgrades triggered by Tenant’s improvements and imposed by the applicable governmental authority, which shall be Landlord’s responsibility).

Landlord has entered into that certain Purchase and Sale Agreement and Joint Escrow Instructions dated as of May 22, 2020 with the Davies-Torrance Trust, Dated November 2, 2019 Davies-Torrance Trust, Dated November 2, 2019 with respect to the sale and transfer of the Building and the Lease to the purchaser thereunder or its assignee (the “Sale”), which Sale is expected to close escrow in September 2020. Notwithstanding the foregoing provisions of this Paragraph, if the Sale closes escrow on or prior to October 1, 2020, Landlord shall pay to Tenant from the proceeds of the escrow the entire Allowance in the amount of $800,000, and, if Tenant receives such payment, then Tenant shall not be entitled to the Total Base Rent Credit specified above and Tenant will remain responsible to pay all Base Rent and Additional Rent due under the Lease to the new owner as directed by Landlord. If the Sale closes at any time after October 1, 2020 but prior to the full application of the Total Base Rent Credit as set forth above, then Landlord shall pay to Tenant from the proceeds of the escrow an amount equal to the then unapplied amount of the Total Base Rent Credit, and, if Tenant receives such payment, then Tenant shall not be entitled to the remaining Total Base Rent Credit and Tenant will remain responsible to pay all Base Rent and Additional Rent due under the Lease to the new owner as directed by Landlord during the period as to which such remaining Total Base Rent Credit would have been applied.

3.Inconsistencies. This Twelfth Amendment is intended to modify the Lease and shall be deemed to amend any language in the Lease or its amendments which is contrary to the provisions set forth herein. Any covenant or provision of the Lease which is not inconsistent with this Twelfth Amendment shall remain in full force and effect.
4.Counterparts. This Twelfth Amendment may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument. A facsimile signature on this twelfth Amendment shall be binding as an original.

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IN WITNESS WHEREOF, this Twelfth Amendment is executed the day and year first written above.

LANDLORD:

CARLSEN INVESTMENTS, LLC,
a California limited liability company

By:	/s/ James R. Carlsen
Name:	James R. Carlsen
Its:	Managing Member
Date Signed:	8/28/2020

TENANT:

EHEALTH INSURANCE SERVICES, INC.,
a Delaware corporation

By:	/s/ David K. Francis
Name:	David K. Francis
Its:	COO
Date Signed:	8/28/2020

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